AMG PANTHEON INFRASTRUCTURE FUND, LLC

MULTIPLE CLASS EXPENSE

ALLOCATION PLAN PURSUANT TO RULE 18f-3

As of [ ], 2025

AMG Pantheon Infrastructure Fund, LLC, a Delaware limited liability company (the “Fund”), engages in business as a closed-end management investment company. The Fund issues units of beneficial interest (the “Units”). The Fund has designated certain separate classes of Units, as set forth on Schedule A hereto (each a “Class”). The Directors of the Fund, including a majority of the Directors who are not interested persons of the Fund (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Directors”)), having been furnished with and having evaluated information reasonably necessary to evaluate this Multiple Class Expense Allocation Plan Pursuant to Rule 18f-3 (“Plan”), have determined in the exercise of their reasonable business judgment that the Plan is in the best interests of each Class and the Fund as a whole. Accordingly, the Fund has hereby adopted this Plan.

Section 1. Class Differences.

Each Class shall represent an equal pro rata interest in the same portfolio of investments of the Fund and, except as otherwise set forth in this Plan, shall differ solely with respect to: (i) sales, distribution, service and other charges and expenses as provided for in Section 2 and Section 3 of this Plan; (ii) the exclusive voting rights of each Class on matters submitted to members that relate solely to that Class; (iii) the separate voting rights of each Class on matters submitted to unitholders in which the interests of one Class differ from the interests of another Class; (iv) such differences relating to eligible unitholders as may be set forth in the prospectuses and statements of additional information of the Fund, as the same may be amended or supplemented from time to time (the “Prospectus” and “SAI”); (v) the designation of each Class; and (vi) exchange privileges as provided for in Section 4.

Section 2. Distribution and Service Arrangements.

Class S. Class S Units shall be offered at a public offering price that is equal to their net asset value, without imposition of an initial sales charge. Class S Units shall be sold only to those investors meeting the eligibility requirements set forth in the Prospectus and SAI.

Class I. Class I Units shall be offered at a public offering price that is equal to their net asset value, without imposition of an initial sales charge. Class I Units may pay fees for the shareholder services set forth from time to time in the Fund’s prospectus in such amounts as may be approved by the Fund’s Board of Directors (the “Board”) from time to time. Class I Units shall be sold only to those investors meeting the eligibility requirements set forth in the Prospectus and SAI.

Class M. Class M Units shall be offered at a public offering price that is equal to their net asset value plus an initial sales charge of up to 3.50% of the public offering price. Class M Units shall be charged annual distribution and shareholder service fees under a Plan of Distribution adopted in conformity with Rule 12b-1 under the 1940 Act (the “Rule 12b-1 Plan”).

The amount of Rule 12b-1 Plan Fees pertaining to the Class M Units are set forth on Schedule A hereto. Class M Units also may pay fees for the shareholder services set forth from time to time in the Fund’s prospectus in such amounts as may be approved by the Board from time to time, which would be in addition to any fees for shareholder servicing paid under the Rule 12b-1 Plan. Class M Units shall be sold only to those investors meeting the eligibility requirements set forth in the Prospectus and SAI.

Section 3. Expense Allocation.

(a) Class Expenses.

Certain expenses may be attributable to a particular Class (“Class Expenses”). Class Expenses shall be allocated exclusively to the particular Class to which they are attributable. In addition to Rule 12b-1 Plan Fees and shareholder servicing fees described in Section 2 above, Class Expenses may include such other expenses that are attributable to a particular Class and that are specifically approved as Class Expenses by the Board.

Expenses attributable to the Fund other than Class Expenses shall be allocated to each Class based on its net asset value relative to the net asset value of the Fund. Notwithstanding the foregoing, the underwriter, investment advisor, subadviser or other provider of services to the Fund may waive or reimburse the expenses of a specific Class or Classes to the extent permitted under Rule 18f-3 under the 1940 Act; provided, however, that the Board shall monitor the use of waivers or expense reimbursements intended to differ by Class.

Section 4. Exchange Privilege

Units of a Class may be exchanged for Units of another Class to the extent set forth in the Prospectus.

Section 5. Additional Information.

The Prospectus and SAI contain additional information about each Class and the Fund’s multiple class structure. This Plan is subject to the terms of the Prospectus and SAI; provided, however, that none of the terms set forth in the Prospectus and SAI shall be inconsistent with the terms of this Plan.

Section 6. Term and Termination.

(a) The Fund.

This Plan shall become effective with respect to the Fund as of the date hereof, and shall continue in effect with respect to the Classes until terminated in accordance with the provisions of Section 6(b) hereof.

(b) Termination.

This Plan may be terminated at any time with respect to the Fund or any Class thereof, as the case may be, by vote of a majority of both the Directors of the Fund and the Independent Directors. The Plan may remain in effect with respect to the Fund or any Class thereof even if it has been terminated in accordance with this Section 6(b) with respect to any other Class of the Fund.

Section 7. Amendments.

Before any material amendment to this Plan affecting the Fund or any Class thereof, a majority of both the Directors of the Fund and the Independent Directors shall find that the amendment is in the best interests of each Class individually and the Fund as a whole.

AMG PANTHEON INFRASTRUCTURE FUND, LLC

MULTIPLE CLASS EXPENSE

ALLOCATION PLAN PURSUANT TO RULE 18f-3

SCHEDULE A

Class	Maximum Initial Sales Charge	Distribution and/or Service Fees
Class S	None	None
Class I	None	None
Class M	3.50%	0.85%

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